For period ended 11/30/06                      Series 13,14,15,16,17,18,19,20,21
File Number 811-7852

Sub-Item 77Q3:  Exhibits
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As approved by shareholders on July 19, 2006, a reorganization  took place as of the close of business July 31, 2006 in which each fund of USAA Investment Trust was reorganized into a newly established corresponding series of USAA Mutual Funds Trust. The financial information of each fund of USAA Investment Trust for the period from June 1, 2006 to July 31, 2006 is included in this Form N-SAR and has been aggregated with the financial information of each newly established corresponding series of USAA Mutual Funds Trust for the period from August 1, 2006 to November 30, 2006.